UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2010

International Monetary Systems, Ltd.
(Exact name of registrant as specified in its charter)

Wisconsin	0-30853	39-1924096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16901 West Glendale Dr. New Berlin, WI	53151
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 262-780-3640

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐ Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02       Appointment of Certain Officers

As previously reported in form 10-K, filed April 2, 2010, the Company appointed David Powell as the Company’s interim Chief Financial Officer, designating Mr. Powell as the Company’s principal financial officer and principal accounting officer for purposes of any filings with the Securities and Exchange Commission. By board resolution passed on June 11, 2010, the interim portion of the title was removed and Powell’s appointment as chief financial officer, principal financial officer and principal accounting officer was made permanent.

 Powell is a Certified Public Accountant with over 10 years experience in public accounting and more than 15 years experience holding a variety of senior financial positions with a number of companies. Prior to joining IMS, he has served as finance and operations manager for the insurance subsidiaries of US Bancorp for more than 10 years, and most recently spent a year as corporate controller for a privately held group of retail service companies and a year as corporate controller for a privately held wholesale marketing and distribution company. Since joining IMS in July, 2009, he has been involved in tax compliance, risk management, and accounting and financial reporting.

In addition to wages, Powell’s employment agreement calls for participation in any senior management bonus and stock plans as may be approved by the Board of Directors. It also contains a change of control provision whereby he will receive $100,000 plus one year’s then current salary.

Item 9.01       Financial Statements and Exhibits

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Monetary Systems, Ltd.

Date: June 14, 2010	By:	/s/ Donald Mardak
Name: Donald Mardak
Title: Principal Executive Officer